  As filed with the Securities and Exchange Commission on September 19, 1995

                                                    Registration No. 33-________

 ===========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                               ---------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                               ---------------

                          HEALTHCARE COMPARE CORP.
           (Exact name of registrant as specified in its charter)

         DELAWARE                                        36-3307583
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

              3200 HIGHLAND AVENUE, DOWNERS GROVE, ILLINOIS 60515
             (Address of principal executive offices) (Zip Code)

               HEALTHCARE COMPARE CORP. 1995 STOCK OPTION PLAN
                          (Full title of the plan)

                          WILLIAM M. HOLZMAN, ESQ.
                           NEAL GERBER & EISENBERG
                           2 NORTH LASALLE STREET
                          CHICAGO, ILLINOIS  60602
                   (Name and address of agent for service)

                               (312) 269-8000
        (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                        Proposed
                                                        Maximum          Proposed
                                                        Offering         Maximum                   Amount of
Title of Securities       Amount to be                  Price            Aggregate                 Registration
To be Registered          Registered                    Per Share        Offering Price            Fee
---------------------------------------------------------------------------------------------------------------
Common Stock,
 par value $.01
 per share                2,000,000 shs.(1)             $38.625(2)        $77,250,000(2)          $26,637.93(2)
===============================================================================================================

(1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Act"), on the basis of the average of the high and low prices of the Company's Common Stock as reported by the NASDAQ National Market System on September 14, 1995.

                                     PART I

                           NOT APPLICABLE TO DOCUMENT


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents are incorporated in this Registration Statement by reference:

         1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

         3. The description of the Registrant's Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (No. 0-15846) filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such description.

         4. All documents filed by the Registrant pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and before the Registrant files a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold.


ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Burton W. Kanter, a director of the Company, is of counsel to the law firm of Neal Gerber & Eisenberg, which firm performs legal services for the Company on a regular basis. In addition, William M. Holzman, a partner of Neal Gerber & Eisenberg, is Assistant Secretary of the Company. Furthermore, certain other attorneys associated with Neal Gerber & Eisenberg own shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers the Company to indemnify officers and directors in certain instances. Article Seventh, Section 2 of the Restated Certificate of Incorporation of the Company provides as follows: "The directors, as well as the officers, employees and agents of the Company shall be indemnified by the Company to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended." As a consequence, directors of the Company will be insulated for liability for monetary damages for breach of fiduciary duty as a director, including monetary liabilities for negligent or grossly negligent business decisions, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit. The exculpation provided with respect to liability by the foregoing is effective for actions taken after April 16, 1987.

         The By-Laws of the Company contain provisions whereby the Company will indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against such persons as a result of their relationship with the Company, provided that it is determined that such persons acted in accordance with a stated standard of conduct in connection with the acts or events upon which such claim, action or suit is based. Such determination will be made either by a quorum of disinterested directors, if available, or by independent legal counsel in a written opinion, or by the vote of the Company's stockholders. The finding of either criminal or civil liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         The Registrant has purchased for the benefit of its officers and directors an insurance policy, whereby the insurance company agrees, among other things, to make payment to the Company in the event any such officer or director becomes legally obligated to make a payment in connection with an alleged wrongful act. Wrongful acts means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by an officer or director of the Company.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.


ITEM 8.  EXHIBITS

Exhibit
Number                    Description of Document                     Page No.
------                    -----------------------                     --------

4.1                       HealthCare COMPARE Corp. 1995 Stock
                          Option Plan..........                           9

5                         Opinion of Neal Gerber &
                          Eisenberg.............................         17

23.1                      Consent of Deloitte & Touche LLP......         19

23.2                      Consent of Neal Gerber &
                          Eisenberg (included in Exhibit 5




                          to this Registration Statement)

24                        Powers of Attorney....................         20


ITEM 9.  UNDERTAKINGS

         The undersigned hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment to this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such person has otherwise received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on the written request of the person. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such person.

         6. To transmit or cause to be transmitted to all persons participating in the plan who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner as such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Downers Grove, State of Illinois, on the 15th day of September, 1995.


                                            HEALTHCARE COMPARE CORP.
                                            (REGISTRANT)



                                            By: /s/ Joseph E. Whitters
                                               -----------------------
                                               Joseph E. Whitters,
                                               Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 15th day of September, 1995.

     Signature                             Title
     ---------                             -----


-------------------------------   Chairman of the Board and
Thomas J. Pritzker                Director

/s/ James C. Smith
-------------------------------   President, Chief Executive
James C. Smith                    Officer and Director (Principal
                                  Executive Officer)
/s/ Ronald H. Galowich
-------------------------------   Secretary, General Counsel and
Ronald H. Galowich                Director

/s/ Joseph E. Whitters
-------------------------------   Vice President, Finance,
Joseph E. Whitters                Chief Financial Officer and
                                  Treasurer (Principal Accounting
                                  and Principal Financial Officer)
/s/ Robert J. Becker
-------------------------------   Director
Robert J. Becker, M.D.

/s/ Michael J. Boskin
-------------------------------   Director
Michael J. Boskin, Ph.D.

/s/ Daniel S. Brunner
-------------------------------   Director
Daniel S. Brunner


-------------------------------   Director
J. Patrick Foley

/s/ Burton W. Kanter
-------------------------------   Director
Burton W. Kanter

/s/ Robert S. Colman
-------------------------------   Director
Robert S. Colman

/s/ David E. Simon
-------------------------------   Director
David E. Simon


By:
   ---------------------------
      Joseph E. Whitters,
      Attorney-in-fact
